ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change (PURSUANT TO NRS 78.209)

Certificate of Change filed Pursuant to NRS-78.209
For Nevada Profit Corporations

1.           Name of corporation:   Acro, Inc.

2.          The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.           The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 350,000,000 common shares with par value of $0.001.

4.           The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 700,000,000 common shares with par value of $0.001.

5.           The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: No shares will be issued.

6.           The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares shall be issued.

7.           Effective date and time of filing: (optional)  Date: __________ Time: __________
8.           Officer Signature (Required):

/s/Yami Tarasi
Yami Tarasi, CEO